Exhibit 99.1

Contact: Steve Pickman, or Dave Rindom
913-367-1480

FOR IMMEDIATE RELEASE

UFCW UNION LOCAL #74D ENACTS WORK STOPPAGE AT

MGP INGREDIENTS, INC. ATCHISON, KAN., PLANT

ATCHISON, Kan., September 26, 2008—After rejecting a new two-year labor agreement for MGP Ingredients, Inc. (Nasdaq/MGPI), the United Food and Commercial Workers (UFCW) Local #74D  elected today to enact a work stoppage at the company’s Atchison, Kan., plant effective at 8 a.m. tomorrow. The local is made up of 148 members.

The previous contract between the company and union local was originally scheduled to expire at midnight on Aug. 31, 2008.  However, that contract was extended until midnight Sept. 17 to allow negotiations between both parties to continue.  After voting last Friday to authorize a strike, workers had remained on the job since then while discussions between the company and local continued.

“We feel the company’s new contract proposal was fair and reasonable,” said Dave Rindom, vice president of human resources.  “The single issue which led to the local’s rejection of the contract and subsequent decision to strike appears to be related to a change put forth by the company that is designed to deter attendance policy violations.  This change is meant to get employees to come to work and allow on-duty employees to leave their shifts as planned.  Our intent is to enable employees to maintain a quality of life that, at times, has been negatively impacted by some workers failing to come to work as scheduled.  We also view the proposed change as a means of further ensuring our employees’ safety by eliminating, or significantly reducing situations which would otherwise cause them to unexpectedly extend their working hours beyond their normal shift times.”

Rindom added, “Although the company has been experiencing the negative impact of adverse conditions caused mainly by record and near record high raw material costs for grain, which resulted in an $11.7 million loss in fiscal 2008, our proposal contained increased wage and benefits packages.   These aspects of our proposal have not been identified as factors which led to the decision by union members to turn down the contract.”

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ADD 1—UFCW LOCAL #74D ENACTS

According to MGPI President and Chief Executive Officer Tim Newkirk, the strike is not expected to affect the company’s ability to supply its customers.  “We have measures in place to continue providing our customers with the same high quality products and high level of services on which they have come to rely,” he said.  “While this newest development involving our union workforce is unfortunate, I am confident in our capabilities to effectively meet our commitments to our customers through our inventories and multi-site complex.”  Newkirk added that “although we were not able to reach a mutually acceptable resolution with the union local, I genuinely feel that we will ultimately emerge from this current situation as a stronger, more efficient company in the long-run.”

MGPI processes specialty wheat proteins, specialty wheat starches, vital wheat gluten, commodity wheat starch, and food grade and fuel grade alcohol at the Atchison facility.  The company has dual production facilities at its Pekin, Ill., plant, and also produces a line of textured wheat proteins and plant-based biopolymers at its facilities in Kansas City, Kan., and Onaga, Kan., respectively.  None of these locations are affected by the union’s decision to strike at the Atchison plant.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as “intend,” “plan”, “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will”, “could” and or the negatives of these terms or variations of them or similar terminology. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others:  (i) the availability and cost of grain, (ii) fluctuations in gasoline prices, (iii) fluctuations in energy costs, (iv) competitive environment and related market conditions, (v) our ability to realize operating efficiencies, (vi) the effectiveness of our hedging programs; (vii) access to capital and (viii) actions of governments. For further information on these and other risks and uncertainties that may affect the company’s business, see Item 1A. Risk Factors in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008.

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